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                                                                    EXHIBIT 11.1


                      STATEMENT RE: COMPUTATION OF EARNINGS

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

                                                                        (In thousands, except per share data)

                                                                 Three Months Ended                Nine Months Ended
                                                                    September 30,                    September 30,
                                                          ------------------------------   ------------------------------
Primary and Fully Diluted                                      1996             1995            1996             1995
                                                          -------------    -------------   -------------    -------------
   Average shares outstanding                                 3,896,467        2,756,667       3,300,501        2,756,667
   Net effect of common stock equivalents                       282,609          181,311         247,462          145,198
                                                          -------------    -------------   -------------    -------------
   Total                                                      4,179,076        2,937,978       3,547,963        2,901,845
                                                          =============    =============   =============    =============

   Net income                                                 (573,495)        (120,942)     (1,770,663)        (738,355)


   Per share earnings:                                           ($.14)           ($.04)          ($.50)           ($.25)
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